[DESCRIPTION]  LIST OF SUBSIDIARIES OF REGISTRANT

EX-21               List of Subsidiaries


          THE WELLCARE MANAGEMENT GROUP, INC.

                  List of Subsidiaries


Name of Corporation and Name
 Under Which Corporation is                     State of    Percentage
     Doing Business                           Incorporation    Owned



WellCare of New York, Inc.                    New York          100%


Agente Benefit Consultants,
  Inc. (formerly WellCare
  Administration, Inc.)                       New York          100%


WellCare Medical Management, Inc.(1)          New York          100%


WellCare Development, Inc.                    New York          100%


WellCare of Connecticut, Inc.                 Connecticut       100%




(1)  Assets sold and liabilities assumed by an independent third party.